Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-239610

Prospectus Addendum to the Prospectus Supplement dated July 1, 2020 and the accompanying Prospectus dated July 1, 2020.

GS Finance Corp. Medium-Term Notes, Series E guaranteed by The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC will, and other affiliates of Goldman Sachs may, use this prospectus addendum, the accompanying prospectus supplement dated July 1, 2020 relating to Medium-Term Notes, Series E of GS Finance Corp., and the accompanying prospectus dated July 1, 2020 of GS Finance Corp. in connection with market-making transactions of notes that were originally issued under a similar prospectus supplement for Medium-Term Notes, Series E of GS Finance Corp., with a date earlier than July 1, 2020, and a similar prospectus of GS Finance Corp., with a date earlier than July 1, 2020. We refer below to such earlier prospectus supplement as the “earlier prospectus supplement” and such earlier prospectus as the “earlier prospectus”.

When this prospectus addendum, the accompanying prospectus supplement dated July 1, 2020 relating to Medium-Term Notes, Series E of GS Finance Corp. and the accompanying prospectus dated July 1, 2020 of GS Finance Corp. are used in connection with a market-making transaction, you should note that the accompanying prospectus supplement dated July 1, 2020 relating to Medium-Term Notes, Series E of GS Finance Corp. supersedes the earlier prospectus supplement, and the accompanying prospectus dated July 1, 2020 of GS Finance Corp. supersedes the earlier prospectus. When you read the prospectus supplement or pricing supplement with the specific terms of the offered notes, please note that all references in it to the earlier prospectus supplement should instead refer to the accompanying prospectus supplement dated July 1, 2020 relating to Medium-Term Notes, Series E of GS Finance Corp., and all references in it to the earlier prospectus should instead refer to the accompanying prospectus dated July 1, 2020 of GS Finance Corp.

You should read the terms of the accompanying prospectus supplement or pricing supplement, which describes the specific terms of the offered notes, together with the accompanying prospectus supplement dated July 1, 2020 relating to Medium-Term Notes, Series E of GS Finance Corp. and the accompanying prospectus dated July 1, 2020 of GS Finance Corp.

The offered notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Prospectus Addendum dated July 1, 2020.